Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MAY CASH DISTRIBUTION
     DALLAS, Texas, May 19, 2008 — U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.201904 per unit, payable on June 13, 2008, to unit holders of record on May 30, 2008.
     This month’s distribution increased due to an increase in oil and gas production in both the Waddell Ranch and Texas Royalty properties and higher oil and gas prices. This would primarily reflect production for the month of March.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 67,242 bbls and 321,813 mcf. The average price for oil was $99.00 per bbl and for gas was $10.10 per mcf. Capital expenditures were approximately $368,042. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	67,242	321,813	$99.00	$10.10
Prior Month	62,716	315,480	$90.73	$9.61
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 877.228.5085